UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2023

SideChannel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28745	86-0837077
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

146 Main Street, Suite 405, Worcester, MA 01608

(Address of principal executive offices)

Registrant’s telephone number, including area code: (508) 925-0114

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SDCH	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events (Conversion of Series A Preferred Stock)

On July 1, 2022 (the “Closing Date”), SideChannel, Inc. (the “Company”) completed its acquisition of all of the equity securities of SCS, Inc. (“SCS”) in exchange for shares of the Company’s equity securities (the “Acquisition”) pursuant to that certain Equity Securities Purchase Agreement dated May 16, 2022 (the “Purchase Agreement”) by and among the Company, SCS, SCS’s stockholders (collectively, the “Sellers”) and Brian Haugli, as the Sellers’ representative (the “Representative”) as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2022 (the “May 2022 8-K”).

Pursuant to the Purchase Agreement, on the Closing Date, the Sellers exchanged all of their equity securities of SCS for 59,900,000 shares (the “First Tranche Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), and 100 shares of the Company’s newly designated Series A Preferred Stock, $0.001 par value (the “Series A Preferred Stock”) (which was erroneously referred to as Series B Preferred Stock in the May 2022 8-K). In addition, the Purchase Agreement provided that the Sellers were entitled to receive up to an additional 59,900,000 shares (the “Second Tranche Shares” and together with the First Tranche Shares and the Series A Preferred Stock, the “Shares”) at such time that the operations of SCS, as a subsidiary of the Company, achieve at least $5.5 million in revenue (the “Milestone”) for any twelve-month period occurring after the Closing Date and before the 48-month anniversary of the execution of the Purchase Agreement. The number of the Second Tranche Shares were subject to adjustment to the extent that SCS’s working capital as of the Closing Date was less than or greater than zero.

During April, 2023, the Company’s management reported to its Board of Directors (the “Board”) that the operations of SCS had achieved revenue of $5.7 million for the twelve months ended March 31, 2023 which is in excess of the Milestone. The Board engaged the Company’s independent registered public accounting firm, RBSM, LLP (“RBSM”), to perform certain agreed upon procedures in connection with the review of the revenue reported for the twelve months ended March 31, 2023. At its May 4, 2023 meeting, the Board received a letter from RBSM indicating that no exceptions were found in management’s accounting and reporting of the $5.7 million trailing twelve-month revenue based upon the agreed upon procedures performed by RBSM. Consequently, the Board approved the issuance of the Second Tranche to the Sellers including a Closing Working Capital Adjustment (the “Adjustment”) of 2,116,618 shares of common stock. The Adjustment was based upon $380,991 of SCS working capital as of the Closing Date.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2023, the Sellers received 62,016,618 shares of common stock combined for the Second Tranche and the Adjustment.

The Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”) provides that each share of Series A Preferred Stock is convertible into 1 share of common stock, subject to adjustment as provided therein. The Series A Certification of Designation provides for a mandatory conversion based on specific triggers including the issuance of the Second Tranche Shares pursuant to the terms of the Purchase Agreement. On June 12, 2023, the Sellers converted all of the Series A Preferred into 100 shares of common stock (the “Conversion”). All rights with respect to the converted Series A Preferred Stock terminated upon the issuance of the Second Tranche Shares.

As a result of the Acquisition and the Conversion, the Sellers hold approximately 57.6% of the Company’s 211,587,999 outstanding common stock as of June 12, 2023 and no Preferred Stock of the Company remained issued or outstanding.

As previously disclosed in the May 2022 8-K, the Shares are subject to a Lock-Up/Leak-Out Agreement pursuant to which, subject to certain exceptions, the Sellers may not directly or indirectly offer to sell, or otherwise transfer, any of the Shares for 24 months after the Closing Date without the prior written consent of the Company. Notwithstanding the foregoing, pursuant to the Lock-Up/Leak-Out Agreement, the Sellers may sell up to 20% of their shares of Common Stock beginning 12 months after the Closing Date, and the remaining 80% of their shares of Common Stock beginning 24 months after the Closing Date.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2023

SIDECHANNEL, INC.

By:	/s/ Ryan Polk
Ryan Polk
Chief Financial Officer